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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
    SCOTT      JAMES       MICHAEL            Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)                IPVOICE.COM/IPVC                (Month/Day/Year)
     (Last)     (First)     (Middle)             5/4/00                  ------------------------------   -------------------------
 16606 SOUTH 12TH PLACE                    ----------------------------  5. Relationship of Reporting     7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification           Person(s) to Issuer            Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)           Applicable Line)
                                              Person, if an entity       ___ Director   ___  10% Owner       __ Form filed by One
   PHOENIX         AZ         85048           (voluntary)                _X_ Officer    ___   Other             Reporting Person
--------------------------------------     ----------------------------  (give title below)  (specify below) __ Form filed by More
      (City)      (State)      (Zip)                                            VP SALES & MKTG                 than One Reporting
                                                                               ---------------------------      Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    COMMON STOCK                                 500                             D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

          Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                                                                              (Over)
                                                                                                                     SEC 1473 (3-00)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   OPTIONS. COMMON STOCK         7/25/01   12/31/05     COMMON STOCK     6667          $1.21         D
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   OPTIONS                       7/25/02   12/31/05     COMMON STOCK     6667          $1.21         D
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   OPTIONS                       7/25/03   12/31/05     COMMON STOCK     6666          $1.21         D
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Explanation of Responses:
                                                                                            /s/ J. Michael Scott         16 AUG 00
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
